Exhibit 3.4

ARTICLES OF ORGANIZATION

OF

TOPS MARKETS, LLC

Under Section 203 of the
Limited Liability Company Law

FIRST:                                                           The name of the limited liability company is Tops Markets, LLC.

SECOND:                                           The county within this state in which the principal office of the limited liability company is to be located is Erie.

THIRD:                                                       The Secretary of State is designated as agent of the limited liability company upon which process against it may be served.  The post office address within this state to which the Secretary of State shall mail a copy of any process against the limited liability company served upon him or her is 6363 Main Street, Williamsville, New York 14221.

IN WITNESS WHEREOF, this certificate has been subscribed this 14th day of September, 2000, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Kim M. Revillo
Name: Kim M. Revillo
Title: Organizer